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                                                                    EXHIBIT 16.1

[Logo of KPMG]

        700 Louisiana                                     Telephone 713 319 2000
        Houston, TX 77002                                 Fax 713 319 2041


August 26, 1999

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Torch Energy Royalty Trust and, under the date of March 26, 1999, we reported on the financial statements of Torch Energy Royalty Trust as of and for the years ended December 31, 1998 and 1997. On August 20, 1999 our appointment as principal accountants was terminated. We have read Torch Energy Royalty Trust's statements included under
Item 4 of its Form 8-K dated August 26, 1999, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP